Exhibit 14.3

BAKER TILLY

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399, 333-167144) and related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employee Share Option Plan of Pointer Telocation Ltd., of our report dated February 8, 2013, with respect to the financial statements of Pointer do Brazil Commercial S.A, included in this Amendment No. 1 to the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ BAKER TILLY BRASIL By /Ricardo Julio Rodil, CPA

October 29, 2013